						Exhibit 12.2
PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	12 Months
	Ended
	September 30,	Years Ended December 31,
	2006	2005	2004	2003	2002	2001
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations	$175,823	$146,769	$126,192	$120,055	$108,948	$119,130
Income taxes	98,899	89,628	77,176	70,939	52,836	76,915
Income taxes charged to other income - net	2,751	2,141	(17)	(162)	2,082	4,590
Capitalized interest	(6,284)	(3,800)	(2,796)	(2,272)	(1,397)	(883)
Total	$271,189	$234,738	$200,555	$188,560	$162,469	$199,752
Fixed charges:
Interest expense	$179,007	$174,458	$171,831	$182,779	$192,829	$190,849
Other interest	6,284	3,800	2,796	2,272	1,397	883
Portion of rentals representative of the interest factor	8,460	5,234	5,424	4,669	5,394	5,633
Total	$193,751	$183,492	$180,051	$189,720	$199,620	$197,365
Earnings available for combined fixed charges	$464,940	$418,230	$380,606	$378,280	$362,089	$397,117
Ratio of Earnings to Fixed Charges	2.40x	2.28x	2.11x	1.99x	1.81x	2.01x

PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)

	12 Months
	Ended
	September 30,	Years Ended December 31,
	2006	2005	2004	2003	2002	2001
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements:
Pre-tax income:
Income from continuing operations	$175,823	$146,769	$126,192	$120,055	$108,948	$119,130
Income taxes	98,899	89,628	77,176	70,939	52,836	76,915
Income taxes charged to other income - net	2,751	2,141	(17)	(162)	2,082	4,590
Subtotal	277,473	238,538	203,351	190,832	163,866	200,635
Capitalized interest	(6,284)	(3,800)	(2,796)	(2,272)	(1,397)	(883)
Total	$271,189	$234,738	$200,555	$188,560	$162,469	$199,752
Fixed charges:
Interest expense	$179,007	$174,458	$171,831	$182,779	$192,829	$190,849
Other interest	6,284	3,800	2,796	2,272	1,397	883
Portion of rentals representative of the interest factor	8,460	5,234	5,424	4,669	5,394	5,633
Total	$193,751	$183,492	$180,051	$189,720	$199,620	$197,365
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements	$464,940	$418,230	$380,606	$378,280	$362,089	$397,117
Dividend Requirement:
Fixed charges above	$193,751	$183,492	$180,051	$189,720	$199,620	$197,365
Preferred dividend requirements below	-	-	-	8,188	11,779	14,169
Total	$193,751	$183,492	$180,051	$197,908	$211,399	$211,534
Ratio of Earnings to Combined Fixed Charges and
Preferred Dividends Requirement	2.40x	2.28x	2.11x	1.91x	1.71x	1.88x
Computation of Preferred Dividend Requirements:
(a) Pre-tax income	$277,473	$238,538	$203,351	$190,832	$163,866	$200,635
(b) Income from continuing operations	$175,823	$146,769	$126,192	$120,055	$108,948	$119,130
(c) Ratio of (a) to (b)	1.5781	1.6253	1.6114	1.5895	1.5041	1.6842
(d) Preferred dividends	$-	$-	$-	$5,151	$7,831	$8,413
Preferred dividend requirements [(d) multiplied by (c)]	$-	$-	$-	$8,188	$11,779	$14,169